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EXHIBIT 10.6

DATED                                  2000

LAPORTE: PLC
and
K-L HOLDINGS, INC.

ENVIRONMENTAL DEED

Slaughter and May
35 Basinghall Street
London EC2V 5DB

(EFK)

THIS DEED is made                        2000

BETWEEN:

1.
LAPORTE PLC whose registered office is at Nations House, 103 Wigmore Street, London W1H 9AB (registered in England No.96356) (the "Seller");

AND

2.
K-L HOLDINGS, INC., a company incorporated under the laws of the State of Delaware whose registered office is at corporation Trust Center, 1209 Orange Street, Wilmington, County of Newcastle, Delaware, U.S.A. (the "Purchaser").

NOW THIS DEED witnesses as follows:

1.     Interpretation

1.1
In this deed, words and expressions shall have the meaning given in Annex I.

1.2
Words and expressions which are defined in the Sale and Purchase Agreement shall have the same meaning when used in this deed.

2.     Warranties and indemnities

2.1
The warranties in this deed which are referred to in clause 11 of the Sale and Purchase Agreement as being given to the Purchaser are as follows:

(A)
All material Environmental Permits required by Environmental Laws in relation to the operation during the Relevant Period of the plant, machinery and processes used in the business of the relevant member of the Group or in the Businesses (the "Operations") have been obtained and have been complied with in all material respects during the Relevant Period and so far as the Seller is aware all material Environmental Permits required by Environmental Law in relation to Operations before the Relevant Period were obtained and complied with in all material respects.

(B)
Each member of the Group or, in relation to the Businesses, each member of the Retained Group, has carried on the Operations during the Relevant Period in compliance in all material respects with Environmental Laws and Consent Orders and so far as the Seller is aware each member of the Group or, in relation to the Businesses, each member of the Retained Group, has carried on the Operations before the Relevant Period in compliance in all material respects with Environmental Laws and Consent Orders.

(C)
No member of the Group or, in relation to the Businesses, no member of the Retained Group, has received written notice of any material current or threatened claims, investigations or other proceedings which are outstanding or which have been settled or compromised with any outstanding liability or obligation as at the date of this agreement against or involving that member of the Group or of the Retained Group by any person (including any Relevant Authority) in respect of Environmental Matters under Environmental Laws or Environmental Agreements (other than in relation to Former and Off-site Issues).

2.2
The Seller covenants with the Purchaser to pay the Purchaser or, at the Purchaser's election, any Protected Person an amount equal to all Protected Losses of any Protected Person on an after-Tax basis in relation to:

(A)
Site Issues;

(B)
Former and Off-site Issues; and

(C)
Excluded Business and Property Issues.

    The provisions of paragraphs 3 to 10 of this Deed shall apply to this covenant except the provisions of paragraphs 3, 4, 5, 6.2 and 6.3 shall not apply in respect of any claim for Former and Off-site Issues and Excluded Business and Property Issues.

3.     Financial limits: de minimis

3.1
The Seller shall not be liable under this deed in respect of any Environmental Warranty Issue or Site Issue unless the liability of the Seller under this deed (but for this paragraph 3) in respect of the individual Protected Matter in respect of which the claim is made exceeds US$175,000.

3.2
For the avoidance of doubt, this paragraph 3 does not apply to Former and Off Site Issues and Excluded Business and Property Issues.

4.
Financial limits: thresholds

4.1
The Seller shall not be liable for a claim under this deed in respect of Environmental Warranty Issues or Site Issues, unless the aggregate liability of the Seller under this deed (but for this paragraph 4.1) in respect of all Environmental Warranty Issues and Site Issues exceeds US$5,000,000, in which case such liability shall be limited to such excess.

4.2
For the avoidance of doubt, this paragraph 4 does not apply to Former and Off-site Issues or Excluded Business and Property Issues.

5.     Time limits

5.1
The Purchaser shall not be entitled to claim under this deed unless the Purchaser has given notice to the Seller of its claim under this deed on or before:

(A)
the second anniversary of the date of this deed, in relation to Environmental Warranty Issues;

(B)
the fifth anniversary of the date of this deed in relation to Site Issues,

  such notice to specify that a matter exists which gives rise to a claim, specifying (in reasonable detail) such matter and the amount of the Protected Losses (to the extent known or reasonably capable of estimation) PROVIDED that the liability of the Seller in respect of such claim shall (subject to paragraph 6(A) of Schedule 4 of the Sale and Purchase Agreement) absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced by the Purchaser within nine months of the date of this notice (or (a) if later, the date when Protected Losses are sufficiently well quantified for it to be reasonable to commence proceedings and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

5.2
For the avoidance of doubt, this paragraph 5 does not apply to Former and Off-site Issues or Excluded Business and Property Issues.

6.     Other limits and exclusions

        The Seller shall not be liable for a claim under this deed in respect of any Protected Matters to the extent that such claim would not have arisen but for, results from or is increased by:

6.1
any act or omission by or on behalf of any Protected Person after the date of this deed which is negligent;

6.2
in relation to Environmental Warranty Issues and Site Issues (except for those Site Issues which are subject to a Consent Order at the Monitored Sites):

(A)
provisions of any Environmental Permit which are not expressly required under Environmental Laws to be complied with on or before the date of this deed (except for any specific, express and positive provision of an Environmental Permit which requires Works to be carried out in relation to Site Issues (a "Site Issue Provision")), or the expiry, review, amendment, replacement or renewal of any Environmental Permit after the date of this deed (except for any Site Issue Provision which is inserted in the amended, replacement or renewed Environmental Permit);

  (B)
  laws which come into force or become binding after the date of this deed except to the extent that they are not more onerous than those in force at the date of this deed or are laws expressly identified in the definition of Environmental Laws; or

  (C)
  variations, changes, modifications, additions or amendments after the date of this deed (whether under laws which are in force before, on or after the date of this deed) to applicable standards, codes, criteria, guidance, policy or interpretations except to the extent that they are not more onerous than those in force at the date of this deed;

6.3
loss of profits, loss of sales, loss of production, business interruption, reduction in value of any land or any other indirect or consequential loss or damage or internal cost of a Protected Person; or

6.4
worker health and safety issues (other than the exposure of workers to Controlled Materials);

6.5
for the avoidance of doubt, any defective product supplied by or on behalf of any member of the Purchaser's Group on or before the date of this deed, except, to the extent expressly provided in the definition of Former and Off-site Issues;

6.6
any failure by any Protected Person to comply with this deed and/or with any Consent Order after the date of this deed, but only to the extent that such failure results in or increases Protected Losses.

7.     Control

7.1
The Purchaser shall ensure that the Seller shall be notified promptly in writing if any Protected Person becomes aware of any matter which is or might be, a Protected Matter. For the avoidance of doubt, the Purchaser's right to make a claim under this deed shall not be affected by any alleged defect in or delay in providing notice under this paragraph 7.1, subject to the time limit in paragraph 5 where applicable and except to the extent of any prejudice to the Seller resulting from such delay or defect.

7.2
The Purchaser shall with effect from the date of this deed have control and conduct of any claim, action or proceedings or Work in relation to any Environmental Warranty Issue or Site Issue ("Control"), subject to the right of the Seller to assume Control in relation to any Site Issues under sub-paragraph 7.3. The Purchaser shall procure that, in relation to any Protected Matter where the Purchaser has Control and subject to subparagraph 7.5:

(A)
the Seller shall be fully consulted with and any reasonable request of the Seller shall be complied with in relation to such matter (without prejudice to sub-paragraph 7.2(C) in relation to matters which are subject to Seller's prior written consent);

(B)
any relevant claim, action or other proceedings against the relevant Purchaser or other Protected Person shall be vigorously defended and contested;

(C)
other than in respect of Works, the prior written consent of the Seller shall be obtained before the Purchaser or any Protected Person:

(i)
agrees, makes or offers any concession, admission or settlement (including any failure to appeal or decision not to do so);

(ii)
takes any other step or action which could be material to or could increase or otherwise affect the Seller's liability under this deed,

  in relation to such matter, such consent not to be unreasonably withheld or delayed.

  (D)
  in relation to Works, Annex II (to the extent applicable) shall apply.

7.3
The Seller shall have the right at any time after the date of this deed to assume Control in relation to any Site Issues by giving written notice to the Purchaser and the Seller shall have control of Former and Off-site Issues and Excluded Business and Property Issues. Where the Seller assumes or has Control, the Purchaser shall provide and shall procure that any Protected Person shall provide all information, assistance and facilities to the Seller as the Seller shall reasonably require and shall ensure that no Protected Person takes any action in relation to the any Former and Off-site Issues or Excluded Business and Property Issues which could conflict with the exercise of Control by the Seller.

7.4
If the Seller assumes Control then the Seller shall ensure that the Purchaser shall be fully informed and consulted with and any reasonable representation of the Purchaser shall be taken into consideration.

7.5
The Purchaser shall procure that each Protected Person shall so far as reasonable avoid, reduce and mitigate any claim under this deed, provided that this sub-paragraph 7.5 is subject to all of the other provisions of this deed and neither this subparagraph 7.5, nor the obligations of the Purchaser under subparagraph 7.2(A) or (B) shall require any Protected Person to incur (or entitle the Purchaser to claim in respect of) any cost or expense which is not recoverable when all of the other provisions of this deed have been applied.

7.6
Each party shall comply with reasonable requests of the other party for arrangements to maintain confidentiality or privilege in relation to information or documents passing between them under this paragraph 7.

7.7
The Purchaser shall ensure that any Protected Person shall provide to the Seller on a timely basis all information, documents held by any Protected Person and other facilities as the Seller may reasonably request in order to insure all or any of the liabilities which it may have under this deed.

8.     Expert Procedure

8.1
Where a claim has been made by the Purchaser under this deed, and a dispute arises in relation to any technical or factual issues in relation to any Protected Matter then the procedure in this paragraph 8 shall apply, provided that this paragraph 8 shall not apply to any issue which is to be determined by the Relevant Authority in any Claim (if applicable).

8.2
The Purchaser shall provide a report by an expert (the "Purchaser's Report" and the "Purchaser's Expert") addressing any technical or factual issues in relation to any Protected Matter which are the subject of any dispute between the Seller and the Purchaser which is unresolved within 10 days of the Seller or the Purchaser giving notice of the dispute referring to this paragraph 8 and identifying the relevant issue (the "Initial Dispute Notice"). The Purchaser's Report shall be provided within 20 days of the date of the Initial Dispute Notice.

8.3
The Seller shall within 30 days of having received the Purchaser's Report notify the Purchaser whether the Seller disputes any of the findings in the Purchaser's Report and, if so, giving reasons as fully as the available information reasonably allows (the "Unresolved Dispute Notice"). The Seller shall be entitled to provide the Purchaser with a report by an independent expert (the "Sellers' Report" and the "Seller's Expert") giving such reasons. The Purchaser shall procure that the Seller and its advisers are provided with all facilities, information and access as they may reasonably require in order to decide whether the Seller disputes any of the findings in the Purchaser's Report and to provide a Seller's Report.

8.4
If the parties cannot resolve a dispute within 45 days of the Unresolved Dispute Notice (or such longer period as the Purchaser and the Seller may agree), then the dispute shall be referred to an independent expert (the "Independent Expert"), the identity of such expert to be agreed by the Seller and the Purchaser or (failing agreement between them within 20 days) to be appointed by the Chairman for the time being of the Institute of Environmental Assessment (or its nearest equivalent in the relevant jurisdiction). The Independent Expert shall be required to have at least ten years' experience of advising in relation to matters of the same general description as the relevant Protected Matter in the relevant jurisdiction (or, failing that, in other jurisdictions where relevant law and practice are similar).

8.5
The Independent Expert shall act as an expert and not as an arbitrator and the parties shall be bound by expert findings of the Independent Expert. The Independent Expert shall determine the procedure for making findings, provided that the Independent Expert shall (i) invite each of the parties to make oral or written representations in relation to the particular matter on or before 30 days after appointment of the Independent Expert; (ii) make findings on the basis of the information provided by the parties through the representations referred to above and shall not be entitled to require that further Work are carried out before making findings (unless the parties agree that it is appropriate for further Work to be carried out before the relevant findings are made); (iii) confine findings to the issues in the Unresolved Dispute Notice; and (iv) provide findings on or before 60 days after appointment.

8.6
The costs and expenses of the Independent Expert (if appointed) shall be borne as the Independent Expert shall decide.

9.     Relationship with the Sale and Purchase Agreement

9.1
Clause 1 (Interpretation), paragraph 11 (Seller's Warranties and Undertakings) (in respect of the Environmental Warranties only), paragraph 18 (Effect of Completion), paragraph 19 (Remedies and Waivers), paragraph 20 (Assignment) (which shall be interpreted to apply to this deed), paragraph 21 (Further Assurance), paragraph 22 (Entire Agreement), paragraph 23 (Notices), paragraph 24 (Announcements), paragraph 25 (Confidentiality), paragraph 26 (Costs and Expenses), paragraph 27 (Counterparts), paragraph 28 (Invalidity), paragraph 29 (Seller as Trustee), paragraph 30 (Payments), paragraph 32 (Choice of Governing Law), paragraph 33 (Jurisdiction) and paragraph 34 (Agent for Service) shall apply to this deed.

9.2
In relation to Schedule 4 to the Sale and Purchase Agreement (Limitations on the Seller's Liability under the Warranties, the Indemnity, the Tax Deed and the Environmental Covenant):

(A)
each provision of that Schedule shall apply to the Environmental Warranties, except to the extent they are expressly excluded by Paragraph 1(C) of that Schedule 4 from Paragraphs 1 (A) (iii), 4, 5 (B), 5 (C), 7, 9, 11 and 12 of that Schedule;

(B)
Paragraphs 1(A) (ii), 2, 3, 5(A), 6, 8 and 10 of that Schedule 4 shall apply to claims under the Environmental Covenant;

(C)
Paragraphs l(A)(i), (iii) and (iv), 4, 5(B) and (C), 7, 9, 11 and 12 of that Schedule 4 shall not apply to claims under the Environmental Covenant.

9.3
The Purchaser (on behalf of itself and each Protected Person and for the benefit of the Seller and each member of the Retained Group) acknowledges and agrees that the rights of the Purchaser under this deed constitute the only rights of any Protected Person to claim against the Seller or any member of the Retained Group in respect of Environmental Matters, except for claims for fraud or any other claim where exclusion is not permitted by applicable law. Except for claims by the Purchaser under this deed, no Protected Person shall be entitled to claim against the Seller or any member of the Retained Group in respect of Environmental Matters under this deed, any of the Warranties or any other provisions of the Sale and Purchase Agreement.

9.4
The Purchaser (on behalf of itself and each Protected Person and for the benefit of the Seller and each member of the Retained Group) irrevocably releases and discharges the Seller and each member of the Retained Group from any claims, causes of action, known or unknown, which any Protected Person may have against the Seller or the Retained Group whether based on statute or other law in relation to Environmental Matters, except for claims under this deed and/or claims for fraud or any other claim where exclusion is not permitted by applicable law.

9.5
In the event of any inconsistency between this deed and the Sale and Purchase Agreement, this deed shall prevail.

9.6
For the avoidance of doubt, the right of the Purchaser to claim in respect of any Protected Matter to which the covenant in paragraph 2.2 applies shall not be affected by any disclosure of or reference to that matter in the Disclosure Letter.

10.   Back-to-Back Cover

10.1
In this clause 10:
"Back-to- Back Covenant"	means a covenant given by a member of the Purchaser's Group to a Back-to-Back Purchaser;
"Back-to- Back Group"
means the Back-to-Back Purchaser, its subsidiaries and subsidiary undertakings from time to time, any holding company of the Back-to-Back Purchaser and all other subsidiaries or subsidiary undertakings of any such holding company from time to time;
"Back-to- Back Purchaser"
means the buyer or transferee in the first Transaction (if any) after the date of this deed in relation to any Relevant Property and/or any member of the Purchaser's Group (and, for the avoidance of doubt, not including any subsequent Transaction in relation to such Relevant Property and/or member of the Purchaser's Group);
"Transaction"	means:
    (a)
    the sale, transfer or other disposal of any asset (including, without limitation, the granting of any lease or other interest or right in relation to any property);

    (b)
    the sale, transfer or other disposal of a majority holding of or a majority of voting rights in relation to shares in any person.

10.2
Except for Protected Losses of a member of the Back-to-Back Group under a Back-to-Back Covenant, the Purchaser shall not be entitled to claim under this deed in respect of any Protected Losses for which a Protected Person is or becomes liable to a third party under any indemnity, covenant, undertaking, warranty, assurance or other contractual protection entered into or given by any member of the Purchaser's Group on or after the date of this deed or any other agreement or arrangement on or after the date of this deed designed to give some person who is not a member of the Purchaser's Group the benefit of a claim by a member of the Purchaser's Group under this deed.

10.3
it is a condition of any claim by the Purchaser in relation to Protected Losses of a member of the Back-to-Back Group that the Purchaser shall comply with and shall procure that each member of the Back-to-Back Group shall comply with and in all respects be bound by the provisions of this deed.

10.4
For the avoidance of doubt:

(A)
no member of the Back-to-Back Group shall acquire any right against the Seller by virtue of this clause 10;

(B)
the Seller shall be entitled to deal solely with the Purchaser in relation to any claim involving Protected Losses of a member of the Back-to-Back Group;

(C)
this clause 10 shall not extend or increase the Seller's liabilities under this deed;

(D)
no assignment under clause 20 of the Sale and Purchase Agreement shall be deemed to be a Transaction.

        IN WITNESS whereof this document has been executed as a deed the day and year first before written.

ANNEX I: DEFINITIONS

"Back-to-Back Covenant", "Back to Back Group" and "Back-to-Back Purchaser"	each has the respective meaning given in paragraph 10;
"Claim"	means a claim, action or proceedings;
"Consent Orders"	means any binding agreement with or order by the Relevant Authority in existence on or prior to the date of this deed;
"Controlled Materials"	means:
	(i)	anything which alone or in combination with other things is capable of causing harm to the Environment; and
	(ii)	any waste;
"Environment"	means:
	(i)	land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (ii));
	(ii)	water, including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers;
	(iii)	air, including, without limitation, air inside buildings and in other natural and man-made structures above or below ground; and
	(iv)	any and all living organisms or systems supported by those media, including, without limitation, humans;
"Environmental Agreement"	means
(i)
any covenant, indemnity, warranty or representation existing and in force at Completion and given by a member of the Group or of the Retained Group in relation to the Businesses in relation to the disposal of a business or a Property which is not a Relevant Property under which a member of the Group has or incurs obligations or liabilities in respect of Former or Off-site Issues;

(ii)
in relation to Site Issues, any express, specific and positive requirement to carry out Works (which shall be deemed to include an express covenant to yield up the Relevant Property in a particular condition upon termination or expiry) in relation to such Site Issue under (a) the terms of the lease pursuant to which the Relevant Property is occupied as at the date of this deed; and/or (b) under the terms of any settlement of a claim or other binding agreement which is in force and binding on the relevant member of the Group as at the date of this deed;
"Environmental Warranty Issues"	means any matter which gives rise to a claim for breach of any of the warranties in paragraph 2.1 of this deed;
"Environmental Laws"
means all applicable statutes and subordinate legislation civil or criminal law, common law, regulations, statutory guidance, directives, orders, decrees, injunctions or judgements, or other public, European, national, federal, regional, state and local laws under any of the above to the extent that they relate to Environmental Matters and are in force and binding on the relevant member of the Group or the Retained Group in relation to the Businesses at or prior to the date of the Sale and Purchase Agreement or which are in force from time to time after the date of this deed to the extent that they are not more onerous than those in force and binding at the date of this deed, provided that in relation to Site Issues in Spain the above shall be deemed to include the first full set of criteria or standards relating to contamination to be issued under Law 10/1998 of 21 April on Waste;
"Environmental Matters"	means:
	(i)	the pollution or contamination of the Environment;
	(ii)	the release, spillage, deposit, escape, discharge, leak, emission or presence of Controlled Materials; or
	(iii)	the existence or effect of noise, vibration, radiation, dust, odour or common law or statutory nuisance;
	(iv)	the exposure of workers or any other person to Controlled Materials; or

(v)
other matters relating to the protection of the Environment arising out of the manufacturing, processing, treatment, keeping, handling, use, possession, supply, receipt, sale, purchase, import, export, disposal or transportation of Controlled Materials;

provided that each of the above shall be deemed to exclude (a) the effect on buildings of landslip, subsidence, settling, heave or flooding and/or any naturally occurring phenomenon; and (b) the condition or state of repair of buildings in either case except for Property Exposure Issues, which shall be deemed to be included in Environmental Matters;
"Environmental Permits"	means any permit, licence, consent or authorisation under Environmental Laws;
"Excluded Business and Property Issues"	means:
(i)
the transfer of part of the property at Walluf (Germany); the transfer of part of the property at Harrisburg (US); and the transfer by Laporte Pigments Inc. of a lease of land and buildings at Wilkes-Barre (US) (in each case to a member of the Retained Group) as referred to in the Sale and Purchase Agreement
	(ii)	the businesses to be excluded or transferred before Completion under Part 3 of Schedule 11 of the Sale and Purchase Agreement;
"Former and Off-site Issues"	means:
(i)
any pollution or contamination at or from any Property which was formerly owned, occupied or used by a member of the Group or the Retained Group in relation to the Businesses and which is not one of the Relevant Properties and/or any Environmental Matter relating to any business or company sold or disposed of or previously owned by any member of the Group or the Retained Group in relation to the Businesses and which (a) was caused by any member of the Group or the Retained Group in relation to the Businesses on or prior to the date of this deed; or (b) was in existence at or prior to the date of this deed and in relation to (a) or (b) in respect of which a Protected Person becomes liable as a result of this transaction; and

(ii)
any handling, transfer, treatment or disposal on or before the date of this deed by a member of the Group or the retained Group in relation to the Businesses or a third party contractor at any site which is not a Relevant Property of Controlled Materials generated or controlled by a member of the Group or the Retained Group in relation to the Businesses.
(iii)
any leakage or escape on or prior to the date of this deed at or from a site which is not a Relevant Property of product supplied by a member of the Group or the Retained Group in relation to the Businesses to the extent such leakage or escape is due to the negligence or fault of such member of the Group or the Retained Group in relation to the Businesses;
"Monitored Sites"	means the sites identified in Part A of Annex III;
"Property Exposure Issues"	means:
	(i)	the presence of any building materials incorporated in the fabric, structure or foundations of a building (a "Building") which may be released into the atmosphere and affect human health;
	(ii)	the presence of any building materials incorporated in a Building which may give rise to a release from such building materials of a pollutant or contaminant into the Environment;
	(iii)	damage to a Building caused by the effect or action of any pollution or contamination which is present in the Environment at or about such building;
"Protected Losses"	means:
	(i)	fines, penalties, damages or other liabilities which a Protected Person is obliged to pay to the person making or bringing the relevant Claim under the final decision or settlement of such Claim;
(ii)
in relation to Environmental Warranty Issues or Site Issues, the cost of Work which is carried out after the date of this deed by the Purchaser or the relevant Protected Person in accordance with this deed; and
	(iii)	in relation to Former and Off Site Disposal Issues and Excluded Business and Property Issues the cost of any Works which the Purchaser or a relevant Protected Person are obliged to carry out;
(iv)
the reasonable costs and expenses (including the cost of legal or other professional advice which is provided to a Protected Person after the date of this deed) in relation to a Claim as referred to in (i) or Work as referred to in (ii) or (iii);

to the extent actually incurred by or paid by the Protected Person after the date of this deed, including, for the avoidance of doubt, any of the above actually so incurred or paid by a member of the Backto-Back Group where such member is a Protected Person;
"Protected Matters"	Environmental Warranty Issues, Site Issues, Former and Off-site Issues and Excluded Business and Property Issues;
"Protected Person"	means:
(i) any member of the Purchaser's Group; and
(ii) any member of the Back-to-Back Group, subject to paragraph 10;
"Reasonable Business Standards"
means standards and practices which are substantially equivalent to (and no more onerous or costly than) the standards and practices generally employed as at the date of this deed by reputable companies in the business of manufacturing products of the same general description as the products manufactured at the Relevant Property;
"Relevant Authority"
means the relevant authority or regulator and, in relation to a Lease as referred to in the definition of "Environmental Agreement", in Annex II, paragraph 1.3 and paragraph 8.1, a tribunal or Court under Environmental Laws;
"Relevant Period"	means the period commencing on the date three years prior to the date of this deed and ending on the date of this deed;
"Sale and Purchase Agreement"	means an agreement dated [ ] and made between the Seller (1) and the Purchaser (2) as amended, supplemented or novated from time to time;
"Site Issues"	means:
(i)
pollution or contamination of soil, surface water, sub-surface water or groundwater in existence at or from any Relevant Property at or prior to the date of this deed, including those issues which are subject to the Consent Orders at the Monitored Sites;
(ii)
any emission or release of Controlled Materials into the atmosphere at or from any Relevant Property at or prior to the date of this deed ("Pre-Close Release"), but only to the extent of the effect which any such Pre-Close Release may actually have on the Environment and not including any emission or release into the atmosphere after the date of this deed ("Post-Close Release") and/or Works in relation to the reduction, abatement or prevention of Post-close Releases;
(iii) Property Exposure Issues at any Relevant Property at or prior to the date of this deed;
"Transaction"	has the meaning given in paragraph 10;
"Work"	means any work in order to inspect, investigate, assess, audit, sample, monitor, remove, treat, remediate or contain a Protected Matter.

ANNEX II: WORKS AND SITE ISSUES

1.
The prior written consent of the Seller shall be obtained before the Purchaser or any Protected Person agrees or determines the scope of any Works in relation -:o an Environmental Warranty Issue or a Site Issue which has (or should have been) notified under paragraph 7.1 above, Provided that:

1.1.
within 20 (days); or

1.2.
in an emergency such shorter period (if any) which is reasonably practicable; or

1.3.
where any time limit is imposed by any law, or Relevant Authority, within five (5) days before the end of the time limit, provided that in the case of (c) the Purchaser has requested such consent as soon as practicable and in any event within ten (10) days before the end of such limit.

  the Seller shall:

  (A)
  give consent for any Works provided that such Works are the minimum reasonably necessary to satisfy (i) the actual requirements of a Relevant Authority under Environmental Laws; or (ii) an express, positive and specific requirement of an Environmental Permit or Environmental Laws or Consent Orders or Environmental Agreements which would be likely to be enforced if the Relevant Authority were aware of the relevant issue (the "Minimum Requirement");

  (B)
  withhold consent if the Seller bona fide believe that the information available to the Seller does not reasonably enable them to determine whether the scope of any Works meet the Minimum Requirement; or

  (C)
  refuse consent if the Seller bona fide believe the scope of any Works exceed the Minimum Requirement stating full reasons why they so believe.

  If (B) or (C) applies, the Purchaser shall be entitled to refer the issue to an independent expert under paragraph 9.2 above. If no such response is given in accordance with (A), (B) or (C) within (a) the time period specified above; and (b) a further three (3) days following a further notice warning the Seller of the Purchaser's intention to rely on deemed consent, then consent is deemed to be given.

  The prior written consent of the Seller shall not be required in an emergency if

  (yy)
  it is not practicable to apply the procedure set out in this paragraph 1 above; and

  (zz)
  the relevant Works are the minimum reasonably necessary to deal with the emergency,

  and the provisions of paragraph 1 above shall apply for any further relevant Works.

2.
The cost of Work shall be determined on the basis of the least expensive of quotes obtained from three reputable and independent contractors and no costs shall be payable by the Seller in relation to any particular Work until it has been carried out.

3.
The Purchaser shall procure that the Seller (and/or its advisers) shall be given a reasonable opportunity to attend any site visits or meetings and to attend and inspect the carrying out of any Work at any time whilst it is being carried out. The Seller shall be provided with split samples if it so requests.

4.
For the avoidance of doubt, the Purchaser shall not be entitled to claim under this deed in respect of any Work which is in excess of the Minimum Requirement.

5.
The Purchaser shall not be entitled to claim under this deed in respect of the costs of demolition and disposal of redundant buildings or plant.

6.
[DELETED]

7.
The Purchaser shall not be entitled to claim under this deed in respect of Works in relation to a Site Issue unless on or before the fifth anniversary of the date of this deed:

7.1.
a Claim against a Protected Person in relation to or which result in such works has been made or expressly threatened in writing by the Relevant Authority or a third party under Environmental Laws;

7.2.
there is an express, specific and positive requirement under Environmental Laws or Environmental Permits or Consent Orders or Environmental Agreements (or by the Relevant Authority under Environmental Laws or Environmental Permits) to carry out such Works in relation to such Site Issue and it is likely that such requirement would be enforced by the Relevant Authority if it were aware of the relevant matter;

7.3.
there is an imminent risk that unless such Works are carried out, serious harm to the Environment which it is reasonable for the relevant Protected Person to treat as an emergency will occur or arise; and/or

7.4.
the Seller has agreed in writing that such Works should be carried out (which agreement the Seller shall be entitled to withhold in its sole discretion, except as expressly provided for in paragraph 1 above of this Annex II).

8.
The Seller shall not be liable for a claim under this deed to the extent that such claim would not have arisen but for, results from or is increased by any of the following steps or actions being carried out or taken after the date of this deed and before paragraph 7 of this Annex II is satisfied in relation to the relevant Site Issue:

8.1.
intrusive investigation, sampling, monitoring or testing;

8.2.
notification, report or disclosure to a third party (other than to a Protected Person or as reasonably necessary to third party professional advisers of a Protected Person or to funders or insurers of a Protected Person including, for the avoidance of doubt, the disclosure of Phase I reports to such funders or insurers and/or in relation to a Backto-back Purchaser and to funders or insurers in the context of a Transaction with a Back-to-Back Purchaser);

8.3.
any other step or action by any Protected Person which accelerates or otherwise results in paragraph 7 of this Annex II becoming satisfied (not including the carrying out of the Phase I reports referred to immediately above), provided that this paragraph 8 of this Annex II does not apply where such step or action:

  (A)
  is expressly required by the Relevant Authority under Environmental Laws; or

  (B)
  is expressly, positively and specifically required by an Environmental Permit or Environmental Laws or Consent Orders or Environmental Agreements; or

  (C)
  is (a) in the ordinary course of business; (b) does not comprise intrusive investigation, sampling, monitoring or testing which is primarily for the purpose of identifying or assessing pollution or contamination (for the avoidance of doubt, not including any of the above solely for the purpose of assessing the structural integrity of drains, sewers or sumps); (c) would have been carried out in the same manner and to the same extent (i) applying Reasonable Business Standards; and (ii) irrespective of the existence of this deed and the potential availability of a claim by the Purchaser under it; or

  (D)
  is or relates to Internal Sale (as defined in sub-paragraph 9.1 below), Lease Termination (as defined in and subject to sub-paragraph 9.2 below) or Current Business Sector Development (as defined in paragraph 10 below and subject to paragraph 10 below).

9.
The Purchaser shall not be entitled to claim under this deed in relation a Site Issue to the extent that such claim would not have arisen but for, results from or is increased by:

9.1.
any sale of or grant of any right or interest in relation to all or any part of the Relevant Property or any part of it, except for any such sale or grant to a Back-to-Back Purchaser (the exception being referred to as an "Internal sale");

9.2.
any termination or expiry (but not surrender) after the date of this deed of any lease or other agreement or arrangement under which any Protected Person occupies or uses the Relevant Property or any part of it (a "Lease" and "Lease Termination") and such Lease has an unexpired term of five years or more;

9.3.
closure or cessation of operations at the Relevant Property or any part of it after the date of this deed, including the surrender of any Lease (but excluding in relation to the Relevant Properties identified in Part 3 of Annex III, excluding temporary shutdowns and excluding any Lease Termination);

9.4.
change of use or development at the Relevant Property or any part of it after the date of this deed which results in more onerous environmental standards applying than would apply in relation to use for a business manufacturing products of generally the same description or purpose as those manufactured at the Relevant Property as at the date of this deed ("Current Business Sector").

10.
In relation to development (including increase in production) at the Relevant Property or any part of it after the date of this deed in relation to a use in the Current Business Sector and for the purposes of the business of the Group ("Current Business Sector Development") the exclusion in paragraph 8 shall not apply, provided that the Purchaser shall procure in relation to any Current Business Sector Development:

10.1.
there shall be full prior consultation with the Seller where its interests as the potentially liable party under this deed may be affected;

10.2.
subject to the proviso below, the development shall be designed, specified located and carried out so as to minimise any risk of any claim under this deed arising or being increased;

  Provided that (i) sub-paragraph 10 (B) shall not be applied to the extent that to do so would prevent the benefits to the relevant Protected Person of carrying out the development from being achieved; and (ii) if applying sub-paragraph 10(B) would result in increased cost to the relevant Protected Person in carrying out or utilising the relevant development, then to that extent applying sub-paragraph 10(B) shall be conditional upon the Seller agreeing to bear such increased cost.

11.
The Purchaser shall not be entitled to claim under this deed in respect of the Works referred to in Parts A or B of Annex III or the costs of carrying them out, excluding any change to the nature or scope of such Works such that they become substantially more onerous than as at the date of this deed (including any such change from only monitoring to monitoring plus active remediation).

ANNEX III

Part A

  1.1
  In relation to the Chemical Specialties Inc. site in Harrisburg, North Carolina, USA, the monitoring requirements under the Resource Conservation and Recovery Act required by North Carolina Department of Environment and Natural Resources.

  1.2
  In relation to the Chemische Werke Brockhues site in Hainhaussen, Germany, the works associated with the Settlement Agreement with the state authority in relation to environmental problems identified at the site.

  1.3
  In relation to the Chemicals Specialties Inc. site in Valdosta, USA, the works required under the consent order with GaDEP to operate a pump and treat system, including the monitoring requirements associated with the site's classification as an active landfill.

  1.4
  In relation to the Laporte Pigments Inc. site in Beltsville, USA, the works required under the consent order with the Maryland Department of the Environment to monitor remediation of the identified chromium plume by natural attenuation.

  1.5
  In relation to the Laporte Italia SPA site in Turin, Italy, the monitoring works currently conducted in respect of chromium groundwater contamination.

  1.6
  In relation to the Soprelec SA site in Saint-Fromond, France, the monitoring works currently conducted in respect of the fluoride levels in the groundwater.

Part B

2.
In relation to mineral extraction, the restoration of all or any part of the relevant site as required during or upon completion of or after the relevant phase of extraction, except to the extent that restoration includes or is rendered more costly as a result of Controlled Materials (other than materials previously extracted in the extraction process) which may have been deposited in or around the extraction site and would but for this paragraph 2 constitute a Site Issue for which the Seller is liable under this deed.

3.
In relation to the Melton Mowbray site any works in relation to soil or subsoil accumulated there in the course of the development of the built area of the site (without prejudice to the rights of the Purchaser under this deed in relation to the presence of any Controlled Materials which may have been deposited in or around such soil or subsoil and but for this paragraph 3 would constitute a Site Issue for which the Seller is liable under this deed.)

Part C

Division	Site	Tenure
Additives	Littleborough	L/Hold
Silica wafer	Sulpher OK	L/Hold
Industrial Products	Glasgow	F/Hold
Industrial Products	Dublin	L/Hold
Water Tech	Ontario CA	L/Hold
Silicon wafer	San Jose CA	L/Hold

        IN WITNESS WHEREOF this document has been executed as a deed the day and year first above written.

Signed as a deed by	)
AMANDA WHALLEY	)	/s/ Amanda Whalley
as attorney for LAPORTE PLC	)
in the presence of:	)	(Signature of attorney)
Witness's signature:
Name (print):
Occupation:
Address:
Signed as a deed by	)
SILKE SCHEIBER	)	/s/ Silke Scheiber
as attorney for K-L HOLDINGS,	)
INC.	)
in the presence of: .		(Signature of attorney)
Witness's signature:
Name (print):
Occupation:
Address:

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  EXHIBIT 10.6
CONTENTS
ANNEX I: DEFINITIONS
ANNEX II: WORKS AND SITE ISSUES
ANNEX III
Part C